Exhibit 99.1

NEWS RELEASE

For Immediate Release

December 20, 2013

Media Contact: Randy Burchfield

Senior Vice President, Corporate Communications

randy.burchfield@bxs.com

662.620.4920

Thomas H. Turner Elected to BancorpSouth Board of Directors

Baton Rouge Businessman Elected to Holding Company and Bank Boards

TUPELO, MISS. – December 20, 2013 - BancorpSouth, Inc. (NYSE: BXS) today announced the election of Thomas H. Turner of Baton Rouge, Louisiana to the BancorpSouth Inc. and BancorpSouth Bank Boards of Directors.

Chief Executive Officer Dan Rollins, commenting on Turner’s election, said, “BancorpSouth is extremely proud to have this respected business leader, humanitarian and community supporter join the BancorpSouth Board of Directors. We welcome Thomas to the BancorpSouth family.”

Hassell Franklin, BancorpSouth Lead Director and Chairman of the Nominating and Corporate Governance Committees, added, “We are pleased that Thomas will be providing his business acumen, leadership and counsel to BancorpSouth.”

Thomas Turner is Vice Chairman and President of Turner Industries Group, L.L.C. Turner Industries has provided a single vendor solution in heavy industrial construction, maintenance, pipe, module and vessel fabrication, equipment, rigging and heavy hauling, and associated specialty services for over 50 years. The company, privately owned by the Turner family and headquartered in Baton Rouge, Louisiana, was recently recognized by Engineering-News Record Magazine (ENR) as the Texas & Louisiana Contractor of the Year for 2013.

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Turner Industries has facilities in Baton Rouge, Port Allen, Sulphur and New Orleans, Louisiana; Houston, Beaumont, Corpus Christi and Paris, Texas; Decatur, Alabama, and works throughout the United States and abroad.

Mr. Turner earned a Bachelor of Science degree from Louisiana State University in 1978 and a Master of Business Administration degree from Tulane’s College of Business Administration (currently the A. B. Freeman School of Business) in 1980.

Active in civic, professional and governmental organizations, he has served on the Boards of the Louisiana Associated Builders & Contractors, Corrective Legislation Association, Louisiana Right-to-Work Committee, Capital Area United Way, Gulf Coast Conservation Association, Louisiana Arts & Science Museum, Woman’s Hospital, Chairman of the Baton Rouge Area Foundation, Nature Conservancy Board of Trustees, International Board of Young Presidents Organization and the Louisiana Chapter Board of the Organization. He is a member of the Alexis de Tocqueville Society, World Presidents’ Organization and Chief Executives Organization.

In 1992, he was honored by being selected as the Alumnus of the Year by the LSU Associates for Collegiate Excellence. He has also been chosen as one of the “Top 40 Under 40” by the Baton Rouge Business Report and Who’s Who Among Rising Young Americans.

Thomas and his wife Sari are parents of two daughters.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $12.9 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 292 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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